                                        UNITED STATES
                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                       SCHEDULE 13G
                        Under the Securities Exchange Act of 1934
                                    (Amendment No. 3)*

                             Enbridge Energy Management LLC

                                    (Name of Issuer)

                                      Common Stock

                             (Title of Class of Securities)

                                       29250X103

                                     (CUSIP Number)
                                       12/30/2005

                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be
"filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP No.: 29250X103

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         1.          Names of Reporting Persons
                     IRS Identification No:

                     OppenheimerFunds, Inc.
                     IRS No. 13-2527171
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         2.           Check the Appropriate Box if a Member of a Group (See
                      Instructions):  joint filing

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         3.          SEC Use Only
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         4.          Citizenship or Place of Organization:
                     Colorado
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     Number of
       Shares        5.    Sole Voting Power:
    Beneficially          0
      Owned by
        Each
     Reporting
    Person With
---------------------
--------------------------------------------------------------------------------------------

                     6.    Shared Voting Power:
                          714,999
---------------------
--------------------------------------------------------------------------------------------

                     7.    Sole Dispositive Power:
                          0
--------------------------------------------------------------------------------------------
---------------------

                     8.    Shared Dispositive Power:
                          714,999
--------------------------------------------------------------------------------------------

         9.          Aggregate Amount Beneficially Owned by Each Reporting Person:
                     714,999 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)
--------------------------------------------------------------------------------------------

        10.          Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                     (See Instructions)
                     [  ]
--------------------------------------------------------------------------------------------

        11.          Percent of Class Represented by Amount in Row (11):
                     6.22%
--------------------------------------------------------------------------------------------

        12.          Type of Reporting Person (See Instructions):
                     IA
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
 CUSIP No.: 29250X103

--------------------------------------------------------------------------------------------

         1.          Names of Reporting Persons
                     IRS Identification No:  84-0578481

                     Oppenheimer Capital Income Fund
--------------------------------------------------------------------------------------------

         2.           Check the Appropriate Box if a Member of a Group (See
                      Instructions):  Joint Filing

--------------------------------------------------------------------------------------------

         3.          SEC Use Only
--------------------------------------------------------------------------------------------

         4.          Citizenship or Place of Organization:
                     Massachusetts
--------------------------------------------------------------------------------------------
     Number of
       Shares        5.       Sole Voting Power:
    Beneficially          0
      Owned by
        Each
     Reporting
    Person With
---------------------
--------------------------------------------------------------------------------------------

                     6.       Shared Voting Power:
                          714,999
---------------------
--------------------------------------------------------------------------------------------

                     7.       Sole Dispositive Power:
                          0
--------------------------------------------------------------------------------------------
---------------------

                     8.       Shared Dispositive Power:
                          714,999
--------------------------------------------------------------------------------------------

         9.          Aggregate Amount Beneficially Owned by Each Reporting Person:
                     714,999
--------------------------------------------------------------------------------------------

        10.          Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                     (See Instructions)
                     [  ]
--------------------------------------------------------------------------------------------

        11.          Percent of Class Represented by Amount in Row (11):
                     6.22%
--------------------------------------------------------------------------------------------

        12.          Type of Reporting Person (See Instructions):
                     IV
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Item:
--------------------------------------------------------------------------------------------

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       1(a)        Name of Issuer:
                   Enbridge Energy Management LLC
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

       1(b)        Address of Issuer's Principal Executive Offices:
                   1100 Louisiana, Suite 3300
                   Houston, TX   77002
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

       2(a)        Name of Person Filing:
                   (i)   OppenheimerFunds, Inc.
                   (ii)  Oppenheimer Capital Income Fund
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

       2(b)        Address of Principal Business Office or, if none, Residence:
                   (i)   Two World Financial Center
                      225 Liberty Street, 11th Floor
                          New York, NY 10281-1008
                   (ii)  6803 South Tucson Way
                          Centennial, CO   80112
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

       2(c)        Citizenship:
                   (i)   Colorado
                   (ii)  Massachusetts
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

       2(d)        Title of Class of Securities:
                   Common Stock
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

       2(e)        CUSIP Number:
                   29250X103
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

        3          OppenheimerFunds, Inc. is an investment adviser in accordance with
                   Rule 13d-1(b)(1)(ii)(E).
                   Oppenheimer Capital Income Fund is an  investment company registered under Section 8 of the Investment Company Act of 1940.
--------------------------------------------------------------------------------------------
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       4(a)        Amount beneficially owned:
                   (i)  714,999 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)
                   (ii) 714,999
--------------------------------------------------------------------------------------------
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       4(b)        Percent of class:
                   (i)   6.22% (reflects amount reported in 4(b)(ii) below)
                   (ii)  6.22%
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

     4(c)          Number of shares as to which the person has:

        (i)        Sole power to vote or to direct the vote:
                   (a) 0
                   (b) 0
        (ii)       Shared power to vote or to direct the vote:
                   (a) 714,999
                   (b) 714,999
        (iii)      Sole power to dispose or to direct the disposition of:
                   (a) 0
                   (b) 0
            (iv)   Shared power to dispose or to direct the disposition of:
                   (a)   714,999
                   (b)   714,999
--------------------------------------------------------------------------------------------
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        5.         Ownership of Five Percent or Less of a Class: [  ]
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

        6.         Ownership of More than Five Percent on Behalf of Another Person.:
                   See Exhibit A hereto.
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--------------------------------------------------------------------------------------------

        7.         Identification and Classification of the Subsidiary Which Acquired the
                   Security Being Reported on By the Parent Holding Company:
                   N/A
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

        8.         Identification and Classification of Members of the Group:
                   N/A
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

        9.         Notice of Dissolution of Group:
                   N/A
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

       10.         Certification:
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                      February 8, 2006
                                                            Date

                                                      /s/ Mark Vandehey
                                                            Signature

                                                  Mark Vandehey, Senior Vice President
                                                    and Chief Compliance Officer
                                                            Name/Title

                                        EXHIBIT A

      The respective Boards of Directors or Trustees of the registered investment companies ("Funds") managed by OppenheimerFunds, Inc. ("OFI") that own shares of the issuer can direct the disposition of dividends received by such Funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such Funds; however, the Boards of Directors or
Trustees of such Funds have delegated this responsibility to OFI as the Funds' investment advisor under the respective investment advisory agreements. OFI has an interest relating to five (5%) percent or more of such securities as disclosed on Page 2 hereof, by virtue of the interest of five percent (5%) or more of such securities by Oppenheimer Capital
Income Fund, as disclosed on pages 3 and 4 hereby.  OFI disclaims ownership of such securities, except as expressly stated herein.

                                        EXHIBIT B

The undersigned investment company hereby acknowledges and agrees that a report on
Schedule 13G filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the
Units of Enbridge Energy Management LLC, is filed on behalf of the undersigned.

Dated:  February 8, 2006                                Oppenheimer Capital Income Fund

                                                By:  /s/ Kathleen T. Ives
                                                Kathleen T. Ives
                                                Assistant Secretary

Enbridge Energy Mgmt LLC a3 13g(123005).rtf